Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-      ) pertaining to the Traffic.com, Inc. 1999 Long-Term Incentive Plan, the 1999 Non-Employees’ Stock Plan and the 2005 Long-Term Incentive Plan of our report dated November 23, 2005, except for Note 17 as to which the date is January 18, 2006, with respect to the consolidated financial statements of Traffic.com, Inc. included in its Registration Statement (Form S-1 No. 333-127973) as amended, and as declared effective on January 24, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 24, 2006